                                                                    EXHIBIT 10.1



                              EMPLOYMENT AGREEMENT
                              ROBERT R. JONES, III
                                  UNITED BANK


         THIS AGREEMENT, made and entered into as of January 1, 1998, by and between UNITED BANK (the "Bank") and ROBERT R. JONES, III ("Jones").

         WHEREAS, United Bank desires to secure the services of Jones for the successive terms set out herein and Jones desires to accept such employment.

         NOW, THEREFORE, in consideration of the material advantages accruing to the two parties and the mutual covenants contained herein, the Bank and Jones agree as follows:

                                   EMPLOYMENT

         1.      ENGAGEMENT.      The Bank hereby employs and engages Jones as
its President & Chief Executive Officer ("CEO") as set forth herein. Jones accepts such employment and agrees to provide full-time professional services to the Bank in the capacity of President & CEO of the Bank for the term of this Agreement as set forth herein.

         2. DUTIES; PERFORMANCE. Jones agrees to at all times faithfully, industriously, and to the best of his ability perform all duties that may be required of him by virtue of his position as President & CEO, as well as such duties and responsibilities as may be prescribed by the Bank's Board of Directors (the "Board"), with all such duties and responsibilities being subject to the general supervision of the Board. Jones' duties and responsibilities shall include responsibility for supervision and management of all Bank personnel, oversight and direction of the financial affairs of the Bank, attendance at meetings of and reporting to the Board, and such other duties and responsibilities as are specified in the position description for the President & CEO of the Bank attached to as Appendix A and made a part of this Agreement, as the same may be revised by the Board from time to time.


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Employment Agreement-Robert R. Jones, III                                 Page 1

         3.      AUTHORITY.   In carrying out his duties and responsibilities
hereunder, Jones shall have the authority to act for the Bank that is specified in the Bylaws of the Bank for the President & CEO, as well as such other authority as may be specified by the Board from time to time.

         4. EXCLUSIVE EFFORTS. Jones shall devote his full time, attention and energy to the business of the Bank. Except as otherwise provided in this Agreement, Jones shall not during the term of this Agreement engage in any business or other activity for gain, profit or other pecuniary advantage, nor shall he engage in any activity which would interfere or conflict with his duties and responsibilities as set forth herein or negatively affect the interests of the Bank. Jones agrees that, upon written notice from the Board that in the Board's opinion activities undertaken by Jones are inconsistent with the interests of the Bank, he will promptly terminate such activities.

         5. TERM. The initial term of this Agreement shall be a three-year period commencing January 1, 1998 and terminating December 31, 2001. Unless earlier terminated as provided herein, on January 1 of 1999 and each year thereafter (each a "Renewal Date"), this Agreement shall automatically be renewed for a period ending on the third December 31 after the Renewal Date.

                                  COMPENSATION

         6. GENERAL. Compensation payable to Jones in consideration of his services hereunder shall include annual salary as described in Section 7 and performance-based annual cash incentive compensation as described in
Section 8. Jones may also be granted stock-based or other long-term incentive compensation as described in Section 9.

         7. SALARY. The annual salary payable to Jones for the 1998 fiscal year shall be $138,000, such salary to be payable by the Bank at regular intervals in accordance with the Bank's standard payroll practices. As soon as practicable following the end of each fiscal year, and in any event no later than thirty (30) days after year-end performance results and other pertinent information are made available to the Board, the Board shall conduct an annual review of Jones' compensation (the "Annual Review"). As part of the Annual Review, the Board shall determine the amount of Jones' salary for the then-current fiscal year, with any change in salary to be effective as of the first day of the then-current fiscal year. Such salary shall be not less than the salary for the prior fiscal year, and shall be determined





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Employment Agreement-Robert R. Jones, III                                 Page 2
in the discretion of the Board, taking into consideration Jones' performance, the compensation paid to executives of comparable banks having similar responsibilities, and such other factors as may be deemed appropriate by the Board.

         8. ANNUAL CASH INCENTIVE PAYMENT. The Bank shall pay to Jones performance-based cash incentive compensation ("Bonus") in an amount determined by the Board at the time of the Annual Review, and payable as soon as practicable thereafter. Subject to such adjustment as may be deemed appropriate by the Board, Bonus to be payable in 1999 to Jones for performance during 1998 shall be calculated as a percentage of Jones' 1998 salary, such percentage to be based on the net income of the Bank for the 1998 fiscal year, as reported on the audited income statement of the Bank, as follows (with Bonus percentage not to exceed 45% and to be interpolated for net income amounts not specified):

         If net income is                          the Bonus percentage shall be
         ----------------                          -----------------------------
         less than $1.887 million                           zero
         $1.887 million                                     30%
         $2.056 million                                     35%
         $2.225 million                                     40%
         $2.395 million or more                             45%

         The Board shall determine performance goals and criteria as part of each Annual Review and communicate same to Jones. Jones and the Bank acknowledge that the Bank is developing an Executive Incentive Compensation plan intended to apply to certain officers of the Bank generally, as well as to
the President and CEO of the Bank.   It is intended that such plan will govern
Bonus compensation payable to Jones for performance in 1999 and subsequent years, and that performance goals and criteria for the President and CEO (in addition to the net income performance goals set forth herein for 1998) are intended to be established by the Board, it being the intent of the Board that in general, 1999 and subsequent year performance goals and criteria for the President and CEO will be established so as to provide Bonus compensation at least comparable to that specified above for 1998 for overall comparable performance.





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Employment Agreement-Robert R. Jones, III                                 Page 3

         9. LONG-TERM INCENTIVE COMPENSATION. The Bank shall provide such long-term incentive compensation to Jones as may be determined from time to time in the discretion of the Board. The parties acknowledge that the Board is evaluating possible long-term incentive compensation agreements for executives of the Bank including the President and CEO. The Bank will exert its best efforts to determine as soon as practicable in 1998 long-term compensation award or awards to be made to Jones.

                                    BENEFITS

         10. PROVIDED TO EMPLOYEES GENERALLY. The Bank shall provide to Jones all benefits provided to employees of the Bank generally, subject to Jones meeting individual eligibility requirements for each such benefit. Such benefits shall include, but are not limited to, such 401(k), profit sharing, group life and health, disability insurance and supplemental retirement benefits as may be made available to Bank employees generally from time to time. All insurance provided to Jones shall be in such form and on such terms as is provided to other executive officers and directors of the Bank. The Bank reserves the right to modify or discontinue any benefit program as desired without notice to Jones. The Bank will continue to provide the supplemental retirement benefits currently provided to Jones notwithstanding any change which may occur in benefits provided to Bank employees generally.

         11. EXPENSES. The Bank shall pay or reimburse Jones for reasonable and customary business expenses incurred by him in connection with the performance of his duties hereunder. Such expenses shall include those incurred for travel undertaken on behalf of the Bank, entertainment conducted for the purpose of promoting the Bank's business and other reasonable out-of-pocket expenses. Jones shall submit to the Bank a written report of all such expenditures for which reimbursement is requested, consistent with Bank operating guidelines and the Internal Revenue Code governing such reimbursement.

         12. FEES AND DUES. The Bank shall pay or reimburse Jones for membership fees for professional organizations for dues and expenses incurred by him for maintenance of professional qualifications, and for dues and expenses incurred by him as a member of civic, social and business clubs in the Bank's market area.

         13. AUTOMOBILE. The Bank shall pay for an automobile for Jones' exclusive use and for operating and maintenance expenses therefor (or, at Jones option, shall pay to Jones an automobile





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Employment Agreement-Robert R. Jones, III                                 Page 4
allowance of $500.00 per month) to assist him in the fulfillment of his duties under the provisions of this Agreement.

         14. VACATION. The Bank shall provide Jones at least four (4) weeks of paid vacation time each calendar year, such vacation to be scheduled in accordance with approved Bank policy consistent with the performance of his duties hereunder.

                                  TERMINATION

         15. DEATH. Jones' employment hereunder shall terminate immediately upon his death. In the event of Jones' death, the Bank shall pay to such member of his family as may be designated by him in writing (or in the event no such designation by him is made, to his spouse who survives him, if any, and if none, to his estate) an amount equal to the sum of (a) one-quarter (1/4) of his then-current annual salary, plus (b) a prorata portion of the Bonus paid or payable to him for the fiscal year immediately preceding the date of death, based on the number of days elapsed from the beginning of the year to the date of death. Such payment shall be made in a lump sum within 90 days after the date of death or in up to 12 equal monthly installments with interest at the Banks's prime rate. Notwithstanding the foregoing, if and to the extent that Jones' beneficiary or estate is entitled to be paid life insurance benefits equal to or in excess of the amount specified in this Section 15 pursuant to a policy of life insurance purchased by and maintained at the expense of the Bank and insuring Jones' life, the Bank shall not be required to make payment pursuant to this Section 15.

         16.   DISABILITY.    Jones' employment hereunder shall terminate
immediately upon his becoming disabled, as described in this Section 16. The Bank and Jones acknowledge that the Bank currently provides the President & CEO of the Bank with long term disability insurance as part of its regular employee benefits plan. In the event that Jones is deemed to be disabled, as defined in the then current disability insurance policy providing coverage for the President & CEO of the Bank (the "Disability Policy"), the Bank will continue to pay to Jones his regular monthly salary until the earlier of (a) twelve (12) months after the date of disability or (b) such time as disability benefits under the Disability Policy commence. In the event that no Disability Policy is in force and the Bank and Jones have not agreed otherwise, the determination of Jones' disability may be made in the sole discretion of the Board, and





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Employment Agreement-Robert R. Jones, III                                 Page 5
the Bank will in the event of such determination pay to Jones his regular monthly salary for twelve (12) months following the termination of his employment as a result of such disability. Bonus shall be payable for the portion of the year elapsed prior to the occurrence of the disability, based on such proration as the Bank determines to be appropriate, such payment to be made as soon as practicable after the date on which the Annual Review would have occurred but for such disability.

         17. TERMINATION BY BOARD FOR CAUSE. The Board, in its discretion, may terminate Jones' employment hereunder for "Cause," as defined in this
Section 17, by written notice to Jones approved by a majority vote of the members of the Board who are not employees of the Bank. Any such termination shall be effective on the date specified in such notice. For purposes of this
Section 17, "Cause" shall mean any circumstances demonstrating to the Board that Jones has undertaken deliberate actions with the intent to cause, or with reckless disregard for the possibility of causing, substantial injury to the Bank, as well as the following:

         (a) Jones' conviction of, or his plea of guilty or nolo contendere to, (i) a felony or misdemeanor involving moral turpitude, including without limitation fraud, embezzlement, theft, or dishonesty, (ii) any other felony or misdemeanor involving criminal conduct against the Bank, or (iii) any other felony.

         (b) Findings by the Board that Jones has engaged in any improper actions specified in subsection (a) above, or that criminal charges have been filed against him for such actions.

         (c) Jones' willful misconduct or breach of fiduciary duty with respect to the handling of monies or other properties or interests of others.

         (d) Issuance to Jones by a governmental or administrative agency of a final cease and desist order with respect to actions personally taken by him.

         (e) Habitual neglect of his responsibilities hereunder, failure to properly account for funds or accounts for which he has been made specifically accountable, or failure to perform his responsibilities hereunder after written notice and a reasonable opportunity to cure such failure.





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Employment Agreement-Robert R. Jones, III                                 Page 6

In the event of such termination, the Bank shall not be obligated to make any payment to Jones other than for unpaid salary for the period prior to the date of termination. Without limiting the generality of the foregoing, no Bonus shall be payable by the Bank after the date of such termination, and all arrangements for long-term compensation otherwise payable to Jones shall immediately terminate without further obligation on the part of the Bank or the Holding Company.

         18. TERMINATION AT DISCRETION OF BOARD. The Board, in its discretion, may terminate Jones' employment without cause by written notice to Jones approved by a majority vote of the members of the Board who are not employees of the Bank. Any such termination shall be effective on the date specified in such notice. The Board may, in its discretion, change Jones' duties and responsibilities hereunder, but if such change results in Jones' duties and responsibilities or authority hereunder being materially different from those customarily associated with the position of President & CEO of comparable banks, Jones shall have the right in his complete discretion to terminate this Agreement pursuant to this Section 18 by written notice
delivered to the Board of Directors.   In the event of termination pursuant to
this Section 18, the Bank shall continue for a period of twelve (12) months after the date of such termination to (a) pay to Jones monthly an amount equal to his monthly salary for the month in which his employment was terminated and
(b) provide the benefits described in Sections 10, 12 and 13.   During such
12-month period, Jones shall not be required to perform any duties for the Bank or come to the Bank, and neither shall the fact he seeks, accepts or undertakes other employment during this period shall affect such payments and benefits. Bonus shall be payable for the portion of the year elapsed prior to termination pursuant to this Section 18, based on such proration as the Bank determines to be appropriate, such payment to be made as soon as practicable after the date on which the Annual Review would have occurred but for such termination.

         19. TERMINATION BY JONES. Jones may elect to terminate this Agreement upon not less than one hundred twenty (120) days advance written notice to the Board specifying the date of termination. Upon such termination in accordance with such notice, in the event of such termination, the Bank shall not be obligated to make any payment to Jones other than for unpaid salary for the period prior to the date of termination. Without limiting the generality of the foregoing, no Bonus shall be payable by the





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Employment Agreement-Robert R. Jones, III                                 Page 7

Bank after the date of such termination, and all arrangements for long-term compensation otherwise payable to Jones shall immediately terminate without further obligation on the part of the Bank or the Holding Company.

         20. INDEBTEDNESS. If at the time of termination of his employment hereunder (other than pursuant to Section 18 hereof) Jones is indebted to the Bank for any reason, the Bank shall have the right to set off and to collect any sums due it from Jones out of any amounts which are otherwise payable to Jones by the Bank. In the event of termination of Jones' employment pursuant to Sections 17 or 19 hereof, all sums owed by Jones to the Bank shall become immediately due and payable unless otherwise determined by at least a majority of the members of the Board.


                         ADDITIONAL TERMS OF AGREEMENT

         21. CHANGE OF CONTROL. (a) If a Change of Control, as defined below, occurs and within thirty-six (36) months thereafter, Jones' employment hereunder is terminated: by Jones for "Good Reason" as defined below; or by the Bank pursuant to Section 18, the Bank shall pay Jones a severance payment equal to two (2) times the greater of (i) the total cash compensation paid to Jones for the fiscal year most recently completed before such termination, or
(ii) Jones' annual salary at the time of such termination.

         (b) For purposes of this Section 21, a "Change of Control" shall be deemed to have occurred if (i) any "person" or "group" (other than United Bancorporation of Alabama, Inc. (the "Holding Company")) hereafter becomes the "beneficial owner" (as such terms are defined in the Securities Exchange Act of 1934), of securities representing fifty percent (50%) or more of the combined voting power of the Bank or the Holding Company; or (ii) a majority of the Board or the Board of Directors of the Holding Company, comprised of persons who were not elected or nominated for election to such Board by current directors of the Bank or the Holding Company or directors who (or whose predecessors on such Board) were ultimately nominated or elected by the current directors of the Bank or the Holding Company, is elected; or (iii) the shareholders of the Bank or of the Holding Company approve a merger or consolidation of the Bank or of the Holding Company, other than a merger or





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Employment Agreement-Robert R. Jones, III                                 Page 8
consolidation which results in the voting securities of the Bank or of the Holding Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Bank or of the Holding Company, as the case may be, of such surviving entity outstanding immediately after such merger or consolidation; or (iv) the shareholders of the Bank or of the Holding Company approve a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of the assets, of the Bank or of the Holding Company, as the case may be.

         (c) Jones shall be deemed for the purposes of this Section 21 to have terminated his employment for "Good Reason" if he terminates his employment after the occurrence (other than such as may be isolated, unsubstantial and inadvertent on the Bank's part and which is remedied promptly by the Bank after receipt of notice from Jones), without his express written consent and after a Change in Control, of any one or more of the following:
(i) a substantial reduction or alteration in the nature or status of Jones' responsibilities and status (including offices, titles and reporting requirements) from those in effect during the six-month period immediately preceding the Change of Control; (ii) a reduction by the Bank in Jones' total compensation as in effect on the date hereof, or as the same may be increased from time to time; (iii) the failure by the Bank to continue Jones' participation in any of the Bank's employee benefit plans, practices or arrangements in which Jones participates, on substantially the same basis as those provided generally from time to time after the Change of Control to other peer executives of the Bank and its affiliated companies; or (iv) the failure of any successor to the Bank to assume or otherwise be bound to perform the Bank's obligations under this Agreement.

         (d) Jones shall not be required to mitigate the amount of any payment provided for in this Section 21 by seeking other employment or otherwise.

         (e) The severance payment provided for in this Section 21 may be made either (i) in a lump sum or (ii) in up to twenty-four (24) equal monthly installments with interest at the Bank's prime rate, as may be elected by the Bank. If Jones should die while any amount would still be payable to him under this Section 21 if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid to Jones' devisee, legatee or other designee or, if there is no such designee, to his estate.





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Employment Agreement-Robert R. Jones, III                                 Page 9

         (f) In the event that a severance payment becomes payable to Jones pursuant to Section 21(a), the provisions of Section 23 shall no longer be binding upon Jones.

         22. CONFIDENTIALITY. Jones agrees to comply with the Right to Financial Privacy Act (12 U.S.C. Section 3401) and the rules regarding disclosure of financial information and other information. Jones agrees that, during and after his term of employment by the Bank, he will not, without prior written consent of the Bank, use for his own benefit or disclose any confidential information relating directly or indirectly to the Bank to any third person, partnership, company, corporation or other organization.

         23. NONCOMPETITION COVENANT. Jones acknowledges that by reason of his association with the Bank, he has obtained and will continue to obtain intimate knowledge of the strategies and other trade secrets of the Bank, the Bank's customer relations and its relation with its employees. Accordingly, Jones agrees that he will not during the term of his employment with the Bank and for a period of two years after termination for any reason of his employment hereunder, either individually or as an employee, agent, officer, director or shareholder or otherwise of or through any corporation or other business organization, directly or indirectly (a) carry on or engage in a business similar to that of the Bank or any of its affiliates (including without limitation soliciting or doing any such business with any customer of the Bank or any of its affiliates), in any territory which the Bank or any of its affiliates has been conducting business, or advance or lend any money to or make or hold any investment (other than a non-controlling owner of security interest in a publicly-held corporation) in, or encourage participation by any member of his family in, such a business; or (b) solicit any employee of the Bank or any of its affiliates to leave their employment with the Bank or such affiliate for any reason. The parties agree that in the event of a breach by Jones of the terms of this Section 23, the Bank shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, or to enforce specific performance hereof by Jones, or to enjoin Jones from any violation hereof. The term of the covenants contained in this Section 23 shall be tolled for the period commencing on the date any successful action is filed for injunctive relief or damages arising out of a breach by Jones of this Section 23 and ending upon final adjudication (including appeals) of such action.
Jones acknowledges that the restrictions set forth in this Section 23 are reasonable in scope and duration, given the nature of the business of the Bank, and agrees that




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Employment Agreement-Robert R. Jones, III                                Page 10
neither the compliance with this Section 23 nor issuance of an injunction as described herein will impose an undue hardship on him.

         24. KEY MAN INSURANCE. Jones acknowledges that the Bank desires to procure at its expense, own, and be named the beneficiary of a key man insurance policy on Jones' life in a face amount not less than $500,000. Jones agrees to cooperate with the Bank with respect to such policy.

         25. ANNUAL PHYSICAL. The Bank shall at its expense provide for an annual physical examination of Jones.

                                 MISCELLANEOUS

         26. WAIVER. A party's failure to insist on compliance or enforcement of any provisions of this Agreement shall not constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.

         27. GOVERNING LAW. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Alabama.

         28. SEVERABILITY. The invalidity or unenforceability of any provision in this Agreement shall not in any way affect the validity or enforceability of its other provisions and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

         29. NOTICE. Any and all notices required or permitted herein shall be deemed delivered when delivered personally, or upon receipt when mailed by registered or certified mail or overnight courier service. Notices shall be directed to the Bank to the attention of its Chairman of the Board at the Bank's principal place of business and to Jones at that address set forth below his signature or at such other addresses as either party may hereinafter designate by notice in accordance with this Section 27 to the other.

         30. ASSIGNMENT. This Agreement and the attachments hereto made a part hereof, as the same may be amended from time to time in accordance with
Section 30, shall be binding upon and inure to the benefit of the parties hereto, their respective successors, assigns, heirs and representatives, except that the rights and benefits of either of the parties under this Agreement may not be assigned without the prior written consent of the other party.




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Employment Agreement-Robert R. Jones, III                                Page 11

         31. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof.

         32. AMENDMENTS. This Agreement may be amended at any time by mutual consent of the parties hereto; provided, however, no amendment to this Agreement will be valid or effective unless in writing, signed by the Chairman of the Board of the Bank and by Jones.

         IN WITNESS WHEREOF, the Bank and Jones have duly executed this Agreement as of the day and year above.


                                                     BANK


        /s/ Charles E. Karrick                       By:   /s/ David D. Swift
---------------------------------------                 --------------------------------------------------
                 Witness                                      Chairman of the Board
                                                              United Bank

                                                     JONES


     /s/ Charles E. Karrick                          By:   /s/ Robert Jones
---------------------------------------                 --------------------------------------------------
                 Witness                                                     Robert Jones





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Employment Agreement-Robert R. Jones, III                                Page 12